As filed with the Securities and Exchange Commission on May 16, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ELECTRA BATTERY MATERIALS CORPORATION†

(Exact name of Registrant as specified in its charter)

Canada	3330	Not Applicable
(Province or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

133 Richmond Street W, Suite 602

Toronto, Ontario, Canada

M5H 2L3

(416) 900-3891

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940

(Name, address and telephone number of agent for service in the United States)

Copies to:

Ryan J. Dzierniejko, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3000	Trent Mell Electra Battery Materials Corporation 133 Richmond Street W, Suite 602 Toronto, Ontario, Canada M5H 2L3 (416) 900-3891	Sam Cole, Esq. Cassels, Brock & Blackwell LLP Suite 2200, HSBC Building, 885 West Georgia St. Vancouver, British Columbia, Canada V6C 3E8 (604) 691-6100

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement becomes effective.

Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	🗹	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	At some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) on (date) at (time).

2.	☐	pursuant to Rule 467(b) on (date) at (time) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. 🗹

† Formerly First Cobalt Corp.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

AMENDMENT NO. 1 TO SHORT FORM BASE SHELF PROSPECTUS DATED
NOVEMBER 26, 2020

November 30, 2021

FIRST COBALT CORP.

$70,000,000
Common Shares
Warrants
Subscription Receipts
Units

The short form base shelf prospectus of First Cobalt Corp. (“First Cobalt” or the “Corporation”) dated November 26, 2020 (the “Prospectus”) is hereby amended by this amendment to increase the total offering price of the securities of the Corporation listed above (the “Securities”) that may be offered from time to time under the Prospectus from $20,000,000 to $70,000,000 (or the equivalent thereof in U.S. dollars or other currencies). In particular, the Prospectus is amended by deleting all references to “$20,000,000” contained within the Prospectus and substituting therefor “$70,000,000”. Capitalized terms used but not otherwise defined in this amendment have the meanings ascribed thereto in the Prospectus.

In addition, the Prospectus hereby amended by this amendment by:

(i)	deleting the reference to “the Corporation’s annual information form for the year ended December 31, 2019, dated August 5, 2020” in the fifth paragraph under the section titled “Cautionary Note Regarding Forward-Looking Statements” and replacing it with “the Corporation’s annual information form for the year ended December 31, 2020, dated April 15, 2021”; and

(ii)	deleting the second paragraph under the section titled “Documents Incorporated by Reference” and replacing it with the following:

“The following documents, filed by the Corporation with the securities commissions or similar authorities in certain of the provinces and territories of Canada are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the Annual Information Form;

(b)	the Corporation’s audited consolidated financial statements for the years ended December 31, 2020 and 2019, and related notes thereto, together with the independent auditor’s report thereon;

(c)	the management’s discussion and analysis for the year ended December 31, 2020;

(d)	the Corporation’s unaudited condensed interim consolidated financial statements for the three and nine months ended September 30, 2021 and 2020 and related notes thereto;

(e)	the management’s discussion and analysis for the three and nine months ended September 30, 2021;

(f)	the material change report of the Corporation dated January 29, 2021 regarding the closing of the bought deal offering of Units at a price of $0.31 per Units for aggregate gross proceeds of $9,775,230;

(g)	the material change report of the Corporation dated April 5, 2021 regarding the amendment to the Glencore Loan Agreement;

(h)	the material change report of the Corporation dated September 2, 2021 regarding the closing of the US$37,500,000 principal amount of 6.95% senior secured convertible note offering (the “Note Offering”), and the brokered overnight-marketed public offering of Common Shares at a price of $0.25 per Common Share for aggregate gross proceeds of $9,537,500 (“Equity Offering”); and

(i)	the management information circular of the Corporation dated October 22, 2021 in connection with the annual general and special meeting of shareholders of the Corporation to be held on December 2, 2021.”

(iii)	deleting the paragraph under the section titled “Auditors” and replacing it with the following:

“KPMG LLP, Chartered Professional Accountants, are the independent auditors of the Corporation and are independent of the Corporation within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations.”

First Cobalt has distributed Units with an aggregate principal amount of $9,775,230 under the Prospectus. On February 22, 2021, First Cobalt also established an at-the-market equity program of up to $10,000,000 Common Shares under the Prospectus (the “ATM Program”), pursuant to which the Corporation raised an aggregate of $686,274.10. The ATM Program was terminated effective upon closing of the Note Offering and the Equity Offering. In connection with the Equity Offering, First Cobalt has also distributed Common Shares with an aggregate principal amount of $9,537,500 under the Prospectus. Following which, the Corporation is satisfied that it has sufficient cash resources to fund operations and planned construction over the next 12 months.

All information permitted under applicable law to be omitted from the Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with the Prospectus. Each Prospectus Supplement will be incorporated by reference into the Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. You should read the Prospectus (including any amendment thereto) and any applicable Prospectus Supplement carefully before you invest in any Securities.

Mr. C.L. “Butch” Otter, a director of the Corporation, and Steven J. Ristorcelli, C.P.G., P.G. and Joseph Schlitt, MMSA QP, each a qualified person, reside outside of Canada. Mr. Otter has appointed Cassels Brock & Blackwell LLP, Suite 2200, 885 West Georgia Street, Vancouver, British Columbia, V6C 3E8 as agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the party has appointed an agent for service of process.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION OR REGULATOR NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION OR REGULATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Corporation is permitted, under the multi-jurisdictional disclosure system adopted by the securities regulatory authorities in the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements.

The Corporation prepares its annual financial statements, certain of which are incorporated by reference herein, in Canadian dollars and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and its interim financial statements in Canadian dollars and in accordance with IFRS as applicable to interim financial reporting, and they therefore may not be comparable to financial statements of United States companies.

Owning our securities may subject you to tax consequences both in Canada and the United States. Such tax consequences are not fully described in the Prospectus and may not be fully described in any applicable Prospectus Supplement. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

See “Cautionary Statement Regarding Forward-Looking Statement” and “Risk Factors” beginning on pages 4 and 11 of the Prospectus, and the documents incorporated therein by reference and the applicable Prospectus Supplement, for a discussion of certain risks that you should consider in connection with an investment in these Securities.

The Prospectus must be read together with this amendment, any documents incorporated or deemed to be incorporated by reference therein from time to time and any supplements relating to an offering of Securities thereunder. The statements contained in the Prospectus or in a document incorporated or deemed to be incorporated by reference therein on or subsequent to November 26, 2020 are modified or superseded for the purposes of this amendment to the extent that a statement contained in any subsequently filed document, which also is or is deemed to be incorporated by reference therein, modifies or supersedes that statement.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	November 26, 2020

FIRST COBALT CORP.

$20,000,000
Common Shares
Warrants
Subscription Receipts
Units

This short form base shelf prospectus (the “Prospectus”) relates to the offering for sale from time to time (each, an “Offering”), during the 25-month period that this Prospectus, including any amendments hereto, remains effective, of the securities of First Cobalt Corp. (“First Cobalt” or the “Corporation”) listed above (the “Securities”) in one or more series or issuances, with a total offering price of such Securities, in the aggregate, of up to C$20,000,000 (or the equivalent thereof in U.S. dollars or other currencies). The Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of the sale and set forth in an accompanying prospectus supplement (a “Prospectus Supplement”).

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered; the offering price; whether the Common Shares are being offered for cash or on exercise of Special Warrants (as defined below); and any other material terms or conditions of the Common Shares; (ii) in the case of Warrants, the designation and aggregate number of Warrants offered; the price at which the Warrants will be offered; the date on which the right to exercise the Warrants will commence and the date on which the right will expire; the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant; and any other material terms or conditions of the Warrants; (iii) in the case of Subscription Receipts, the designation and aggregate number of Subscription Receipts offered; the price at which the Subscription Receipts will be offered; the designation, number and terms of the Common Shares, Warrants, Units or any combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers; and any other material terms or conditions of the Subscription Receipts; and (iv) in the case of Units, the designation and aggregate number of Units being offered; the price at which the Units will be offered; the designation and terms of the Units and the applicable Securities included in the Units; the description of the terms of any agreement governing the Units; any provision for the issuance, payment, settlement, transfer or exchange of the Units; and any other material terms or conditions of the Units. See “Description of Securities Being Distributed”.

The issued and outstanding common shares of the Corporation (the “Common Shares”) are listed and posted for trading on the TSX Venture Exchange (the “TSXV”) under the symbol “FCC” and on the OTCQX under the symbol “FTSSF”. On November 25, 2020, the last full trading day prior to the date of this Prospectus, the closing price per Common Share on the TSXV was $0.13. Unless otherwise specified in the applicable Prospectus Supplement, there is no existing trading market through which the warrants (the “Warrants”), the subscription receipts (the “Subscription Receipts”) or the units (the “Units”) may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. No assurances can be given that a market for trading in Securities of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange. See “Risk Factors”.

All information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest in any Securities. The Corporation may qualify an “at-the-market distribution” as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”) of the Canadian Securities Administrators. The Corporation may offer and sell Securities through underwriters or dealers, directly or through agents designated by the Corporation from time to time at amounts and prices and other terms determined by the Corporation. A Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the Offering and will set forth the terms of the Offering, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Corporation and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the distribution. In connection with any Offering (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may, subject to applicable law, over-allot or effect transactions that stabilize or maintain the market price of the Securities offered at levels other than that which might otherwise exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”. No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

Investing in the Securities is speculative and involves certain risks. The risks outlined in this Prospectus and in the documents incorporated by reference herein and in the applicable Prospectus Supplement should be carefully reviewed and considered by prospective investors. See “Risk Factors”.

Mr. C.L. “Butch” Otter, a director of the Corporation, and Steven J. Ristorcelli, C.P.G., P.G. and Joseph Schlitt, MMSA QP, each a qualified person, reside outside of Canada. Mr. Otter has appointed Cassels Brock & Blackwell LLP, Suite 2200, 885 West Georgia Street, Vancouver, British Columbia, V6C 3E8 as agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the party has appointed an agent for service of process.

We have filed an undertaking with the British Columbia Securities Commission (the “BCSC”) that we will not distribute in the local jurisdiction under this Prospectus specified derivatives or asset-backed securities that, at the time of distribution, are novel without pre-clearing with the BCSC the disclosure to be contained in the Prospectus Supplement pertaining to the distribution of such securities.

Owning our securities may subject you to tax consequences both in Canada and the United States. Such tax consequences are not fully described in this Prospectus and may not be fully described in any applicable Prospectus Supplement. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

Unless otherwise indicated, all references to “$”, “C$” or “dollars” in this Prospectus refer to Canadian dollars.

The Corporation’s registered office is located at Suite 2400, Bay Adelaide Centre, 333 Bay Street, Toronto, Ontario, M5H 2T6. The Corporation’s corporate head office is located at 401 Bay Street, 6th Floor, Toronto, Ontario, M5H 2Y4.

ABOUT THIS PROSPECTUS

Unless otherwise noted or the context indicates otherwise, the “Corporation” and “First Cobalt” refer to First Cobalt Corp. and its subsidiaries. You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with any different, additional, inconsistent or other information, you should not rely on it. The Corporation is not making an offer to sell or seeking an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus and the documents incorporated by reference herein are accurate as of the date of this Prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. Information contained on the Corporation’s website should not be deemed to be a part of this Prospectus, any applicable Prospectus Supplement or incorporated by reference herein or therein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Securities.

FINANCIAL INFORMATION AND CURRENCY

First Cobalt has prepared its consolidated financial statements, incorporated herein by reference, in accordance with IFRS as issued by the International Accounting Standards Board which is incorporated within Part 1 of the CPA Canada Handbook – Accounting, and its consolidated financial statements are subject to Canadian generally accepted auditing standards and auditor independence standards. As a result, they may not be comparable to financial statements of United States companies.

All currency amounts in this Prospectus are expressed in Canadian dollars, unless otherwise indicated. References to “C$” are to Canadian dollars. References to “US$” are to United States dollars.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENT

This Prospectus contains “forward-looking statements” or “forward-looking information” within the meaning of applicable securities legislation (collectively referred to herein as “forward-looking information” or “forward-looking statements”). Forward-looking statements are included to provide information about management’s current expectations and plans that allows investors and others to get a better understanding of the Corporation’s operating environment, the business operations and financial performance and condition.

Forward-looking statements include, but are not limited to, statements regarding anticipated burn rate and operations; planned exploration and development programs and expenditures; the Glencore Loan Agreement (as defined below); commercial agreements with respect to feedstock supply with Glencore (as defined below) and other parties; timelines and milestones with respect to the Refinery; anticipated expenditures and programs at the Refinery, Iron Creek Project (as defined below) and Cobalt Camp; impact of COVID-19 on the Corporation; the estimation of mineral resources; magnitude or quality of mineral deposits; anticipated advancement of mineral properties and programs; future exploration prospects; proposed exploration plans and expected results of exploration; First Cobalt’s ability to obtain licenses, permits and regulatory approvals required to implement expected future exploration plans; changes in commodity prices and exchange rates; future growth potential of First Cobalt; future development plans; and currency and interest rate fluctuations. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as “expects”, “is expected”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “possible” or variations thereof or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of fact and may be forward-looking statements.

Forward-looking statements are necessarily based upon a number of factors and assumptions that, if untrue, could cause actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such statements. Forward-looking statements are based upon a number of estimates and assumptions that, while considered reasonable by the Corporation at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies that may cause the Corporation’s actual financial results, performance, or achievements to be materially different from those expressed or implied herein. Some of the material factors or assumptions used to develop forward-looking statements include, without limitation, and general expectations with respect to the development of the Refinery (as defined below); the state of the electric vehicle (“EV”) market; the future price of cobalt; anticipated costs and the Corporation’s ability to fund its programs; the Corporation’s ability to carry on exploration and development activities; the timing and results of drilling programs; the discovery of additional mineral resources on the Corporation’s mineral properties; the timely receipt of required approvals and permits, including those approvals and permits required for successful project permitting, construction and operation of projects; the costs of operating and exploration expenditures; the Corporation’s ability to operate in a safe, efficient and effective manner; the potential impact of natural disasters, the impact of COVID-19; and the Corporation’s ability to obtain financing as and when required and on reasonable terms.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Certain important factors that could cause actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others: the Refinery and general expectations with respect to the development of the Refinery; general economic conditions in Canada, the United States and globally; industry conditions, including the state of the EV market; governmental regulation of the mining industry, including environmental regulation; geological, technical and drilling problems; unanticipated operating events; competition for and/or inability to retain drilling rigs and other services; the availability of capital on acceptable terms; the need to obtain required approvals from regulatory authorities; stock market volatility; volatility in market prices for commodities; liabilities inherent in the mining industry; changes in tax laws and incentive programs relating to the mining industry; the development of the COVID-19 global pandemic, and the other factors described herein under “Risk Factors”, as well as in our public filings available at www.sedar.com.

This list is not exhaustive of the factors that may affect any of the Corporation’s forward-looking statements. Although the Corporation believes its expectations are based upon reasonable assumptions and have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. See the section entitled “Risk Factors” below, and in the section entitled “Risk Factors” in the Corporation’s annual information form for the year ended December 31, 2019, dated August 5, 2020 (the “Annual Information Form”), and incorporated by reference herein, for additional risk factors that could cause results to differ materially from forward-looking statements.

Investors are cautioned not to put undue reliance on forward-looking statements. The forward-looking statements contained herein are made as of the date of this Prospectus and, accordingly, are subject to change after such date. The Corporation disclaims any intent or obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of assumptions or factors, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. Investors are urged to read the Corporation’s filings with Canadian securities regulatory agencies, which can be viewed online under the Corporation’s profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.

CAUTIONARY NOTE REGARDING FUTURE-ORIENTED FINANCIAL INFORMATION

This Prospectus also contains future-oriented financial information and outlook information (collectively, “FOFI”) about the Refinery and results of the Refinery Study (as defined below). This information is subject to the same assumptions, risk factors, limitations and qualifications as set forth below in the below paragraphs. FOFI contained in this Prospectus is made as of the date of this Prospectus and is being provided for the purpose of providing further information with respect to the Refinery and results of the Refinery Study. The Corporation disclaims any intention or obligation to update or revise any FOFI contained in this Prospectus, whether as a result of new information, future events or otherwise, unless required pursuant to applicable law. Readers are cautioned that FOFI contained in this Prospectus should not be used for purposes other than for which it is disclosed herein.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference into this Prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of First Cobalt Corp. at 401 Bay Street, 6th Floor, Toronto, Ontario, M5H 2Y4, telephone (416) 900-3891, and are also available electronically under the Corporation’s profile at www.sedar.com. The filings of the Corporation through SEDAR are not incorporated by reference in this Prospectus except as specifically set out herein.

The following documents, filed by the Corporation with the securities commissions or similar authorities in certain of the provinces and territories of Canada are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(j)	the Annual Information Form;

(k)	the Corporation’s amended and restated audited consolidated financial statements for the years ended December 31, 2019 and 2018, and related notes thereto, together with the independent auditor’s report thereon;

(l)	the amended and restated management’s discussion and analysis for the year ended December 31, 2019;

(m)	the Corporation’s amended and restated unaudited condensed interim consolidated financial statements for the three and six months ended June 30, 2020 and 2019, and related notes thereto (the “Interim Financial Statements”);

(n)	the amended and restated management’s discussion and analysis for the six months ended June 30, 2020 (the “Interim MD&A”); and

(o)	the management information circular of the Corporation dated July 10, 2020 in connection with the annual general and special meeting of shareholders of the Corporation held on August 25, 2020.

Any document of the type referred to in item 11.1 of Form 44-101F1 – Short Form Prospectus of National Instrument 44-101 – Short Form Prospectus Distributions (“NI 44-101”) of the Canadian Securities Administrators (other than confidential material change reports, if any) filed by the Corporation with any securities commissions or similar regulatory authorities in Canada after the date of this Prospectus and all Prospectus Supplements disclosing additional or updated information filed pursuant to the requirements of applicable securities legislation in Canada during the period that this Prospectus is effective shall be deemed to be incorporated by reference in this Prospectus. These documents are available on SEDAR, which can be accessed at www.sedar.com.

The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Corporation and readers should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated herein by reference.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall thereafter neither constitute, nor be deemed to constitute, a part of this Prospectus, except as so modified or superseded.

When the Corporation files a new annual information form, audited consolidated financial statements and related management’s discussion and analysis and, where required, they are accepted by the applicable securities regulatory authorities during the time that this Prospectus is valid, the previous annual information form, the previous audited consolidated financial statements and related management’s discussion and analysis and all unaudited interim condensed consolidated financial statements and related management’s discussion and analysis for such periods, all material change reports and any business acquisition report filed prior to the commencement of the Corporation’s financial year in which the new annual information form is filed will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new unaudited interim condensed consolidated financial statements and related management’s discussion and analysis being filed by the Corporation with the applicable securities regulatory authorities during the term of this Prospectus, all unaudited interim condensed consolidated financial statements and related management’s discussion and analysis filed prior to the filing of the new unaudited interim condensed consolidated financial statements shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon a management information circular in connection with an annual general meeting of shareholders being filed by us with the appropriate securities regulatory authorities during the currency of this Prospectus, the management information circular filed in connection with the previous annual general meeting of shareholders (unless such management information circular also related to a special meeting of shareholders) will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities hereunder.

A Prospectus Supplement containing the specific terms of any offering of Securities will be delivered to purchasers of Securities together with this Prospectus and will be deemed to be incorporated by reference in this Prospectus as of the date of the Prospectus Supplement and only for the purposes of the offering to which that Prospectus Supplement pertains.

MARKETING MATERIALS

Any “template version” of any “marketing materials” (as defined in National Instrument 41-101 – General Prospectus Requirements of the Canadian Securities Administrators) filed by the Corporation after the date of a Prospectus Supplement and before the termination of the distribution of Securities offered pursuant to such Prospectus Supplement (together with this Prospectus) is deemed incorporated by reference in such Prospectus Supplement.

THE CORPORATION

First Cobalt is in the business of cobalt refining and the acquisition and exploration of resource properties. The Corporation listed on the TSXV and OTCQX and trades under the symbols “FCC” and “FTSSF”, respectively. The Corporation is focused on building a diversified portfolio of assets that are highly leveraged to the cobalt market with assets located primarily in North America with the intent of providing a North American supply of cobalt. First Cobalt has two significant North American assets:

(i)	The only permitted cobalt refinery in North America capable of producing battery materials (the “Refinery”); and

(ii)	The Iron Creek Project in Idaho, the Corporation’s flagship mineral project (the “Iron Creek Project”).

On May 4, 2020, the Corporation announced positive results from an independent engineering study on the Refinery. The study, titled “First Cobalt Refinery Project – AACE Class 3 Feasibility Study” (the “Refinery Study”), was prepared by Ausenco Engineering Canada Inc. under the definitions of an Association for the Advancement of Cost Engineering (AACE) Class 3 Feasibility Study is dated July 9, 2020 and was filed on SEDAR under the Corporation’s profile at www.sedar.com. The Refinery Study contemplates expanding the existing facility and adapting it to be North America’s first producer of cobalt sulfate, an essential component in the manufacturing of batteries for EVs.

On January 15, 2020, the Corporation announced a new mineral resource estimate for the Iron Creek Project in Idaho, USA. The new mineral resource estimate was based on infill drilling and limited step-out drilling which included the conversion of 49% of resources from the inferred mineral resource category to the indicated mineral resource category while also increasing the overall tonnage. The indicated mineral resource is now 2.2M tonnes grading 0.32% cobalt equivalent (0.26% cobalt and 0.61% copper) containing 12.3M pounds of cobalt and 29.1M pounds of copper. The inferred mineral resource is now 2.7M tonnes grading 0.28% cobalt equivalent (0.22% cobalt and 0.68% copper) for an additional 12.7M pounds of cobalt and 39.9M pounds of copper. The Corporation subsequently filed a technical report with respect to the new mineral resource estimate titled “Technical Report with Updated Estimate of Mineral Resources for the Iron Creek Cobalt-Copper Project, Lemhi County, Idaho, USA” dated November 27, 2019 with an effective date of November 27, 2019 (the “Iron Creek Technical Report”). The Iron Creek Technical Report was prepared by Steven J. Ristorcelli, C.P.G., P.G, and Joseph Schlitt, MMSA QP, each of whom is a qualified person and “independent” as such term is defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) of the Canadian Securities Administrators.

For further information regarding First Cobalt, the Refinery and the Iron Creek project, see the Annual Information Form and other documents incorporated by reference in this Prospectus available at www.sedar.com under the Corporation’s profile.

Recent Developments

Appointment of Vice-President, Project Development

On August 17, 2020, the Corporation announced the appointment of Mark Trevisiol as Vice-President, Project Development.

Financing

On August 28, 2020, the Corporation announced the closing of a non-brokered private placement of 8,225,000 units at a price of $0.14 per unit and 8,528,643 flow-through units at a price of $0.16 per flow-through unit for aggregate gross proceeds of $2,510,010.02. Each unit consisted of one Common Share and one warrant. Each flow-through unit consisted of one Common Share qualifying as a ‘flow-through share’ and one half of one warrant. The warrants issued in connection with the units and flow-through units entitle the holder to purchase a Common Share at a price of $0.21 per Common Share for a period of 24 months from the date of issuance.

Optimization Results for Refinery

On September 24, 2020, the Corporation announced initial results from ongoing optimization programs with respect to the Refinery.

Commercial Arrangements with Glencore and Extension of Maturity Date

On November 10, 2020, the Corporation announced that it had re-focused commercial arrangements with Glencore towards a long-term feed purchase contract rather than a tolling arrangement. The Corporation also announced that it had extended the maturity date on the Glencore Loan Agreement by a year from August 23, 2021 to August 23, 2022.

Amended and Restated Financial Statements

On November 23, 2020, the Corporation announced that it had filed amended and restated audited consolidated financial statements for the year-ended December 31, 2019 and amended and restated condensed interim consolidated financial statements for the interim periods ended March 31, 2020 and June 30, 2020, along with amended and restated management discussion and analysis for these periods.

Update Regarding Impact of COVID-19 on Operations

The Corporation’s business and the anticipated timing and cost of development work and applicable milestones have not been significantly impacted by COVID-19 to date. Work programs related to engineering, metallurgical testing and environmental permitting have continued on schedule.

The Corporation’s operations, financial condition, cash flows and financial performance have also not been significantly impacted by COVID-19 to date. As the Corporation is not yet operating any mine or facility, the Corporation has not yet had any production or operating cash flow.

The Corporation does not yet operate a mine or facility, as such COVID-19 has not have an impact on productivity and the timing or cost of work. The Corporation has proceeded with commercial discussions during the COVID-19 pandemic and facilitated site visits while following various COVID-19-related protocols.

Previous Disclosure of Use of Proceeds

The Corporation raised gross proceeds of approximately $2,500,000 in August 2020 by way of non-brokered private placement of units and flow-through units. None of the proceeds received from this private placement have been utilized as of the date of this Prospectus. Proceeds raised from the sale of the flow-through shares that comprised part of the flow-through units will be used to incur eligible Canadian Exploration Expenses as defined in the Income Tax Act (Canada) related to projects in Ontario, Canada. The Corporation intends to use the net proceeds from the sale of the units for general corporate purposes.

The Corporation raised gross proceeds of approximately $2,100,000 in February 2020 by way of non-brokered private placement of units. The Corporation deployed these proceeds in a manner consistent with that disclosed by the Corporation in its news release announcing closing of the offering.

Working Capital

As of October 31, 2020, the Corporation had approximately $4,187,000 in cash and approximately $4,500,000 in working capital. Other than as disclosed in the Interim Financial Statements, the Corporation does not have any current non-contingent resources with which to fund operations.

Twelve-Month Burn Rate

The Corporation anticipates a twelve-month burn rate as follows:

In 000s	Nov 2020	Dec 2020	Jan 2021	Feb 2021	Mar 2021	Apr 2021	May 2021	Jun 2021	Jul 2021	Aug 2021	Sep 2021	Oct 2021	TOTAL
Opening Cash (as at the beginning of the period)	$4,187	$3,440	$2,826	$2,335	$2,312	$2,143	$1,981	$1,640	$1,285	$886	$590	$304
Corporate Expenses	$(255)	$(167)	$(157)	$(4)	$(155)	$(109)	$(109)	$(155)	$(172)	$(97)	$(86)	$(97)	$(1,563)
Refinery Expenses	$(381)	$(328)	$(322)	$(5)	$(2)	$(17)	$(14)	$(2)	$(2)	$(2)	$(2)	$(2)	$(1,079)
Cobalt Camp	$(50)	$(50)	$(10)	$(13)	$(10)	$(10)	$(196)	$(196)	$(196)	$(196)	$(196)	$(196)	$(1,319)
Iron Creek Project	$(62)	$(69)	$(2)	$(2)	$(2)	$(27)	$(22)	$(2)	$(29)	$(2)	$(2)	$(2)	$(223)
Total Expenses	$(748)	$(614)	$(491)	$(24)	$(169)	$(163)	$(341)	$(355)	$(399)	$(297)	$(286)	$(297)	$(4,184)
Ending Cash (as at the end of the period)	$3,439	$2,826	$2,335	$2,311	$2,143	$1,980	$1,640	$1,285	$886	$589	$304	$7

The Corporation anticipates being able to continue operations to advance its projects using its currently available financial resources for the next twelve months.

The Corporation anticipates that its cash burn rate for the next twelve months will be lower than in previous comparable periods. The Corporation previously made significant expenditures with respect to engineering, field work and metallurgical work at the Refinery. With this work now complete, the Corporation anticipates focusing on the commencement of pilot plant test work and environmental permitting over the next twelve months. The estimated costs included above with respect to the Refinery are likely to be evenly split between pilot plant test work and environmental permitting. The Corporation expects this work to cost less than that previously expended on engineering, field work and metallurgical work at the Refinery. The Corporation further expects expenditures to remain lower than in previous periods until the Corporation commences ordering long-lead equipment and starts pre-construction activities at the Refinery. In addition, corporate expenses included in the above anticipated twelve-month burn rate will be lower than in previous comparable periods as the Corporation will re-direct marketing expenditures and other discretionary spending towards Refinery execution.

The above burn rate anticipates that the Corporation has not obtained project financing with respect to the Refinery. Projected expenditures with respect to the Refinery largely relate to work advancing permitting, completing a pilot plant and engineering work. In the event that the Corporation receives applicable permits to begin construction at the Refinery in Q2 2021 and secures project financing, the Corporation may begin to incur capital costs related to the next phase of detailed engineering work and long-lead orders within the next twelve months. This would result in higher expenditures than forecasted above.

The Corporation currently anticipates commencing construction activities at the Refinery between Q3 2021 and Q4 2021 at the soonest opportunity at which applicable permits and project financing have been secured. The Corporation anticipates that should construction activities commence at the Refinery between Q3 2021 and Q4 2021, the Refinery would be in commercial production in Q4 2022. The Corporation anticipates that it would remain on course for commercial production in Q4 2022 even if construction activities commenced, and related costs commenced being incurred, beyond the twelve-month forecast provided above in Q4 2021. See “Refinery Timeline & Milestones” below.

Glencore Loan Agreement

On August 26, 2019, the Corporation finalized a loan agreement with Glencore AG (“Glencore”) for a US$5M loan to support the next phase of Refinery advancement work (the “Glencore Loan Agreement”). The loan matures on August 23, 2021. On November 10, 2020, the Corporation announced that Glencore had agreed to extend the maturity date by one year to August 23, 2022. The Corporation anticipates that this debt will roll into a larger financing to construct the expanded Refinery and for the debt to be serviced and repaid through cash flows generated from Refinery operations.

Refinery Timeline & Milestones

The Corporation is working to advance the Refinery in line with the recommendations provided in the Refinery Study. The Refinery is currently permitted to operate at a nominal throughput of 12 tonnes per day (“tpd”) and primarily produced cobalt carbonate during historical operations. The Refinery Study contemplates expanding the existing facility from a 12 tpd operation to a 55 tpd facility and adapting it to be North America’s first producer of cobalt sulfate, an essential component in the manufacturing of batteries for EVs.

On September 24, 2020, the Corporation announced initial results from ongoing optimization programs with respect to the Refinery. Results from these programs, including engineering studies, have demonstrated improved Refinery margins and economics. The Corporation’s current initial capital estimate for the 55 tpd facility is US$60 million with an operating cost estimate of US$2.36/lb of cobalt produced. Under the Refinery Study, the Corporation’s initial capital estimate for the 55 tpd facility was US$56 million with an operating cost estimate of US$2.72/lb of cobalt produced. While the optimization program resulted in a capital cost increase of US$4 million, the Corporation anticipates this will result in approximately US$4 million of increased annual pre-tax cash flows. The Corporation further anticipates US$41 million in undiscounted pre-tax free cashflow forecasted during the first full year of production. This compares to US$37 million in undiscounted pre-tax free cashflow forecasted during the first full year of production under the Refinery Study. The Corporation intends to enter into commercial agreements with Glencore and other parties with respect to feedstock supply for the Refinery.

The Corporation has yet to obtain requisite permits for a 55 tpd facility and project financing to advance the Refinery towards construction. The Corporation continues to advance these efforts and the prospective timeline included below remains subject to change depending on the results of such efforts. The Corporation also anticipates entering into commercial agreements with Glencore and other parties with respect to feedstock supply. The advancement of the Refinery also remains subject to the Corporation entering into such agreements.

As noted above, until such time as the Corporation has secured applicable permits to begin construction at the Refinery and project financing, the Corporation will not be in a position to commence construction-related activities. Though the Corporation anticipates commencing construction activities in Q3 2021 per the timeline below, the burn rate provided under the heading “Twelve-Month Burn Rate” above does not include expenditures related thereto.

The Corporation anticipates that provided the events highlighted in the timeline below occur as contemplated, the Corporation will be a position to commence commercial production at the Refinery in Q4 2022. The Corporation anticipates that it would remain on course for commercial production in Q4 2022 even if construction activities commenced, and related costs commenced being incurred, in Q4 2021.

•	Q4 2020 – Submit permits for a 55 tpd facility and complete Refinery pilot plant
•	Q1 2021 – Finalize commercial arrangements with Glencore and other parties
•	Q2 2021 – Receive final permits necessary to commence Refinery construction and secure project financing
•	Q3 2021 – Complete detailed engineering and commence construction activities
•	Q4 2022 – Commence production

Iron Creek Project

As noted above under “Twelve-Month Burn Rate” the Corporation anticipates spending approximately $263,000 with respect to the Iron Creek Project. The Corporation is currently undertaking a geophysics program and anticipates undertaking further bulk sampling, sorting and water management activities in the next twelve months. The anticipated expenditures include sums to maintain mineral claims and patents on all properties comprising the Iron Creek Project.

Cobalt Camp

As noted above under “Twelve-Month Burn Rate” the Corporation anticipates spending approximately $1,103,000 with respect to the Corporation’s “Cobalt Camp” operations in Ontario, Canada. The Corporation anticipates expenditures on a drilling program and associated assaying costs as well as supporting geophysics and exploration work. The Corporation, however, has yet to finalize exact particulars with respect to the Corporation’s drilling and exploration program at its Cobalt Camp operations.

RISK FACTORS

Before deciding to invest in the Securities, investors should carefully consider all of the information contained in, and incorporated or deemed to be incorporated by reference in, this Prospectus and any applicable Prospectus Supplement. An investment in the Securities is subject to certain risks, including risks related to the business of the Corporation, risks related to mining operations and risks related to the Corporation’s securities described in the documents incorporated or deemed to be incorporated by reference in this Prospectus. See the risk factors below and the “Risk Factors” section of any applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein and therein. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties not known to us or that we currently deem immaterial may also impair our business, financial condition, results of operations and prospects.

These risk factors, together with all other information included or incorporated by reference in this Prospectus, including, without limitation, information contained in the section “Cautionary Note Regarding Forward-Looking Statements” as well as the risk factors set out below, should be carefully reviewed and considered by investors.

Some of the factors described herein, in the documents incorporated or deemed incorporated by reference herein are interrelated and, consequently, investors should treat such risk factors as a whole. If any of the adverse effects set out in the risk factors described herein, or in another document incorporated or deemed incorporated by reference herein occur, it could have a material adverse effect on the business, financial condition and results of operations of the Corporation. Additional risks and uncertainties of which the Corporation currently is unaware of or that are unknown or that it currently deems to be immaterial could have a material adverse effect on the Corporation’s business, financial condition and results of operations. The Corporation cannot provide assurance that it will successfully address any or all of these risks. There is no assurance that any risk management steps taken will avoid future loss due to the occurrence of the adverse effects set out in the risk factors herein, or in the other documents incorporated or deemed incorporated by reference herein or other unforeseen risks.

Financing Risks

The Corporation’s Refinery advancement will require additional external financing. There can be no assurance that additional capital or other types of financing will be available when needed or that, if available, the terms of such financing will be acceptable to the Corporation. Furthermore, if the Corporation raises additional capital by offering equity securities or securities convertible into equity securities, any additional financing may involve substantial dilution to existing shareholders. Failure to obtain sufficient financing when needed could result in the Corporation being unable to meet specified timelines for the advancement of the Refinery and may lead to the indefinite postponement of the advancement of the Refinery. The cost and terms of such financing may also significantly reduce the expected benefits from the Refinery or render the Refinery uneconomic.

Feedstock Supply Agreement Risks

The Refinery Study assessed the economics of the Refinery on a stand-alone basis, assuming a 70% payability factor on the cobalt content of a cobalt hydroxide feed source based on expert forecasts for future payability levels (current spot payability is approximately 70-80%). In order to secure the capital required and a reliable feed source, the Corporation anticipates using the results of the Refinery Study to enter into commercial arrangements with Glencore and other parties with respect to feedstock supply. There is a risk that the current spot payability levels may change. In addition, there is a risk that the Corporation fails to enter into commercial agreements with respect to feedstock supply with Glencore and other parties. If either of these risks materialize, or if the terms of the commercial agreements prove unfavourable to the Corporation, the economics of the Refinery may no longer be feasible.

COVID-19 and global health crisis

The COVID-19 global outbreak and efforts to contain it may have an impact on the Corporation’s business. The Corporation has implemented various safety measures onsite to ensure the safety of its employees and contractors. The Corporation continues to monitor the situation and the impact the virus may have on its projects. Should the virus spread, travel bans remain in place or should one of the Corporation’s team members or consultants become infected, the Corporation’s ability to advance its projects may be impacted. Similarly, the Corporation’s ability to obtain financing and the ability of the Corporation’s vendors, suppliers, consultants and partners to meet obligations may be impacted as a result of COVID-19 and efforts to contain the virus.

Exploration and development

Resource exploration and development is a speculative business and involves a high degree of risk. There is no known body of commercial ore on any of the Corporation’s mineral properties. There is no certainty that the expenditures to be made by First Cobalt in the exploration of its mineral properties otherwise will result in discoveries of commercial quantities of minerals. The marketability of natural resources which may be acquired or discovered by First Cobalt will be affected by numerous factors beyond the control of First Cobalt including, but not limited to, the COVID-19 pandemic. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in First Cobalt not receiving an adequate return on invested capital.

Technical Capabilities of the Refinery

The Corporation’s strategic priority is the advancement of the Refinery, with significant metallurgical test work planned and a pilot plant work at third party facilities anticipated. There is no assurance that the outcomes of this test work and the results of the pilot plant work will be positive and that the Refinery will have the capabilities to produce specific end products. Furthermore, no assurance can be given that operating the Refinery will be economically viable. The Corporation will manage these risks through contracting technical experts on metallurgy and engineering to perform the required analysis and studies on the capability of the Refinery and its projected economics.

Negative operating cash flow

The Corporation is an exploration stage company and has not generated cash flow from operations. The Corporation is devoting significant resources to the development and acquisition of its properties, however there can be no assurance that it will generate positive cash flow from operations in the future. The Corporation expects to continue to incur negative consolidated operating cash flow and losses until such time as it achieves commercial production at a particular project. The Corporation currently has negative cash flow from operating activities.

Capital resources

Historically, capital requirements have been primarily funded through the sale of Common Shares. Factors that could affect the availability of financing include the progress and results of ongoing exploration at the Corporation’s mineral properties, the state of international debt and equity markets, and investor perceptions and expectations of the global cobalt markets. There can be no assurance that such financing will be available in the amount required at any time or for any period or, if available, that it can be obtained on terms satisfactory to the Corporation. Based on the amount of funding raised, the Corporation’s planned exploration or other work programs may be postponed, or otherwise revised, as necessary.

Discretion in the Use of Proceeds

While detailed information regarding the use of proceeds from the sale of our securities will be described in the applicable Prospectus Supplement, the Corporation will have broad discretion over the use of net proceeds from an offering by the Corporation of its securities. There may be circumstances where, for sound business reasons, a reallocation of funds may be deemed prudent or necessary. In such circumstances, the net proceeds will be reallocated at the Corporation’s sole discretion.

Management will have discretion concerning the use of proceeds scribed in the applicable Prospectus Supplement as well as the timing of their expenditures. As a result, an investor will be relying on the judgment of management for the application of the proceeds. Management may use the net proceeds described in a Prospectus Supplement in ways that an investor may not consider desirable. The results and the effectiveness of the application of the proceeds are uncertain. If the proceeds are not applied effectively, the Corporation’s results of operations may suffer.

Securities of First Cobalt are subject to price volatility

Capital and securities markets have a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. Factors unrelated to the financial performance or prospects of First Cobalt include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries or asset classes. There can be no assurance that continued fluctuations in mineral or commodity prices will not occur. As a result of any of these factors, the market price of the Common Shares of First Cobalt at any given time may not accurately reflect the long-term value of First Cobalt.

In the past, following periods of volatility in the market price of a company’s securities, shareholders have instituted class action securities litigation against them. Such litigation, if instituted, could result in substantial cost and diversion of management attention and resources, which could significantly harm profitability and the reputation of First Cobalt.

Sales of a significant number of Common Shares in the public markets, or the perception of such sales, could depress the market price of the Common Shares

Sales of a substantial number of Common Shares or other equity-related securities in the public markets by the Corporation or its significant shareholders could depress the market price of the Common Shares and impair our ability to raise capital through the sale of additional equity securities. The Corporation cannot predict the effect that future sales of Common Shares or other equity-related securities would have on the market price of the Common Shares. The price of the Common Shares could be affected by possible sales of the Common Shares by hedging or arbitrage trading activity. If the Corporation raises additional funding by issuing additional equity securities, such financing may substantially dilute the interests of shareholders of the Corporation and reduce the value of their investment.

Holders of Common Shares will be diluted

The Corporation may issue additional securities in the future, which may dilute a shareholder’s holdings in the Corporation. The Corporation’s notice of articles permit the issuance of an unlimited number of Common Shares, and shareholders will have no pre-emptive rights in connection with such further issuance. The directors of the Corporation have discretion to determine the price and the terms of further issuances. Moreover, additional Common Shares will be issued by the Corporation on the exercise of options under the Corporation’s stock option plan and upon the exercise of outstanding warrants.

Market for Securities

There is currently no market through which our securities, other than our Common Shares, may be sold and, unless otherwise specified in the applicable Prospectus Supplement, our Warrants, Subscription Receipts or Units not be listed on any securities or stock exchange or any automated dealer quotation system. As a consequence, purchasers may not be able to resell Warrants, Subscription Receipts or Units purchased under this Prospectus. This may affect the pricing of our securities, other than our Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these securities and the extent of issuer regulation. There can be no assurance that an active trading market for our securities, other than our Common Shares, will develop or, if developed, that any such market, including for our Common Shares, will be sustained.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and loan capital of the Corporation, on a consolidated basis, since the date of the Interim Financial Statements.

USE OF PROCEEDS

Unless otherwise indicated in a Prospectus Supplement, we currently expect to use the net proceeds from the sale of Securities offered hereby to fund ongoing work programs to advance the Refinery and the Iron Creek Project, to pursue other exploration and development opportunities, whether through direct or indirect acquisitions of properties, applications for mineral title rights or otherwise, and for working capital and general corporate purposes. Any specific allocation of the net proceeds of an Offering to a specific purpose will be determined at the time of the Offering and will be described in the relevant Prospectus Supplement. The Corporation generates no operating revenue from the exploration activities on its property interests and has negative cash flow from operating activities. The Corporation anticipates that it will continue to have negative cash flow until such time that commercial production is achieved at the Iron Creek Project or re-start of the Refinery. To the extent that the Corporation has negative cash flows in future periods in excess of net proceeds from the sale of Securities, it may need to deploy a portion of net proceeds from the sale of Securities to fund such negative cash flow.

PLAN OF DISTRIBUTION

The Corporation may from time to time, during the 25-month period that this Prospectus remains valid, offer for sale and issue Securities. We may issue and sell up to $20,000,000, in the aggregate, of Securities.

We may offer and sell the Securities through underwriters or dealers, directly to one or more purchasers or through agents. We may offer Securities in the same offering, or we may offer Securities in separate offerings. Each Prospectus Supplement, to the extent applicable, will describe the number and terms of the Securities to which such Prospectus Supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and our net proceeds. The Prospectus Supplement will also include any underwriting discounts or commissions and other items constituting underwriters’ compensation and will identify any securities exchanges on which the Securities may be listed.

The Securities may be sold, from time to time, in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market price, at varied prices determined at the time of sale, or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102, including sales made directly on the TSXV or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of the Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Corporation. We will obtain any requisite exemptive relief, should it be required, prior to conducting “at-the-market distributions”.

Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with such Securities offered by that Prospectus Supplement.

Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by us against certain liabilities, including liabilities under applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Agents, underwriters or dealers may make sales of Securities in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market distribution” as defined in NI 44-102 and subject to limitations imposed by and the terms of any regulatory approvals required and obtained under, applicable Canadian securities laws which includes sales made directly on an existing trading market for the Common Shares, or sales made to or through a market maker other than on a securities exchange. In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

No underwriter of the “at-the-market distribution”, and no person or company acting jointly or in concert with an underwriter, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or securities of the same class as the Securities distributed under the Prospectus Supplement, including selling an aggregate number or principal amount of Securities that would result in the underwriter creating an over-allocation position in the Securities.

We may authorize agents or underwriters to solicit offers by eligible institutions to purchase Securities from us at the public offering price set forth in the applicable Prospectus Supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable Prospectus Supplement.

Each class or series of Securities, other than the Common Shares, will be a new issue of Securities with no established trading market. Subject to applicable laws, any underwriter may make a market in such Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. There may be limited liquidity in the trading market for any such Securities. Unless otherwise specified in the applicable Prospectus Supplement, we do not intend to list any of the Securities other than the Common Shares on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no trading market through which the Warrants, Subscription Receipts and Units may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors”. No assurances can be given that a market for trading in Securities of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange.

As of the date hereof, the Corporation has discussed an “at-the-market distribution” with one broker-dealer, but discussions are preliminary at this stage and no distribution agreement has been executed. As of the date hereof, the Board of Directors has not yet approved an “at-the-market distribution” by the Corporation.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

Common Shares

The Corporation is authorized to issue an unlimited number of the Common Shares. As of November 25, 2020, there were 404,100,757 Common Shares issued and outstanding. The Corporation may issue Common Shares on exercise of Special Warrants (as defined below).

Holders of Common Shares are entitled to receive notice of any meeting of shareholders of the Corporation, to attend and to cast one vote per share at such meetings. Holders of Common Shares are also entitled to receive on a pro-rata basis such dividends, if any, as and when declared by the Board of Directors at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Corporation are entitled to receive on a pro-rata basis, the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights.

Warrants

As of November 25, 2020, there were 38,054,835 Warrants issued and outstanding. The Corporation may issue Warrants to purchase Common Shares. Warrants may be issued independently or together with other Securities and may be attached to or separate from those Securities. Warrants will be issued under one or more warrant indentures, including supplemental indentures to one of our existing warrant indentures, to be entered into between the Corporation and one or more banks or trust companies acting as warrant agent, to be named in the relevant Prospectus Supplement, which will establish the terms and conditions of the Warrants. A copy of any warrant indenture or supplemental warrant indenture relating to an offering of Warrants will be filed by us with the securities regulatory authorities in applicable Canadian offering jurisdictions.

The following description sets forth certain general terms and provisions of the Warrants and is not intended to be complete. You should read the particular terms of the Warrants that are offered by us, which will be described in more detail in any applicable Prospectus Supplement. The statements made in this Prospectus relating to any warrant indenture and Warrants to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant indenture and the Prospectus Supplement describing such warrant indenture. The Prospectus Supplement will also state whether any of the general provisions summarized below do not apply to the Warrants being offered.

Any Prospectus Supplement relating to any Warrants the Corporation offers will describe the terms of the Warrants and include specific terms relating to their offering. All such terms will comply with the requirements of the TSXV relating to Warrants. This description will include, where applicable:

•	the designation and aggregate number of Warrants offered;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•	the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

•	the terms of any provisions allowing or providing for adjustments in (i) the number and/or class of shares that may be purchased, (ii) the exercise price per share, or (iii) the expiry of the Warrants;

•	whether we will issue fractional Common Shares;

•	whether we have applied to list the Warrants on a securities exchange;

•	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Warrants and the related Securities will be transferable separately;

•	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	material Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

The holders of Warrants will not be shareholders of the Corporation. Holders of Warrants are entitled only to receive the Common Shares subject to the Warrants on satisfaction of the conditions provided in the warrant indenture or supplemental warrant indenture.

Subscription Receipts

As of November 25, 2020, there are no Subscription Receipts outstanding. The Corporation may issue Subscription Receipts that will entitle holders to receive, upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants, Units or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Corporation and an escrow agent (the “Escrow Agent”), to be named in the relevant Prospectus Supplement, which will establish the terms and conditions of the Subscription Receipts. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. If underwriters or agents are used in the sale of any Subscription Receipts, one or more of such underwriters or agents may also be a party to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriter or agent. A copy of any Subscription Receipt Agreement will be filed by us with the securities regulatory authorities in applicable Canadian offering jurisdictions and the United States after we have entered into it.

The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete. You should read the particular terms of the Subscription Receipts that are offered by us, which will be described in more detail in any applicable Prospectus Supplement. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement. The Prospectus Supplement will also state whether any of the general provisions summarized below do not apply to the Subscription Receipts being offered.

Any Prospectus Supplement relating to any Subscription Receipts the Corporation offers will describe the terms of the Subscription Receipts and include specific terms relating to their offering. All such terms will comply with the requirements of the TSXV relating to Subscription Receipts. This description will include, where applicable:

•	the designation and aggregate number of Subscription Receipts offered;

•	the price at which the Subscription Receipts will be offered;

•	the currency or currencies in which the Subscription Receipts will be offered;

•	the designation, number and terms of the Common Shares, Warrants, Units or any combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

•	the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive for no additional consideration Common Shares, Warrants, Units or any combination thereof;

•	the procedures for the issuance and delivery of the Common Shares, Warrants, Units or any combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

•	whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Warrants, Units or any combination thereof upon satisfaction of the Release Conditions;

•	the identity of the Escrow Agent;

•	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•	the terms and conditions pursuant to which the Escrow Agent will hold the Common Shares, Warrants, Units or any combination thereof pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Corporation upon satisfaction of the Release Conditions;

•	if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

•	procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•	any entitlement of the Corporation to purchase the Subscription Receipts in the open market by private agreement or otherwise;

•	whether the Corporation will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;

•	whether the Corporation will issue the Subscription Receipts as bearer securities, registered securities or both;

•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares, Warrants or other securities of the Corporation, any other reorganization, amalgamation, merger or sale of all or substantially all of the Corporation’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•	whether we have applied to list the Subscription Receipts on a securities exchange;

•	material United States and Canadian federal tax consequences of owning the Subscription Receipts; and

•	any other material terms or conditions of the Subscription Receipts.

The holders of Subscription Receipts will not be shareholders of the Corporation. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants, Units or any combination thereof on satisfaction of the conditions provided in the Subscription Receipt Agreement, including the satisfaction of any cash payment provided in the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Corporation (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. The Common Shares, Warrants, Units or any combination thereof may be held in escrow by the Escrow Agent, and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Rescission

The Subscription Receipt Agreement will also provide that any material misrepresentation in this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment hereto or thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Shares or Warrants to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares or Warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

Global Securities

The Corporation may issue Subscription Receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will also describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or by a consent in writing from such holders. The number of holders of Subscription Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement. The Subscription Receipt Agreement will also specify that the Corporation may amend any Subscription Receipt Agreement and the Subscription Receipts, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holders of outstanding Subscription Receipts or as otherwise specified in the Subscription Receipt Agreement.

Units

As of November 25, 2020, there are no Units outstanding. The Corporation may issue Units consisting of one or more Common Shares, Warrants, Subscription Receipts or any combination of such Securities. You should read the particular terms of the Units that are offered by us, which will be described in more detail in any applicable Prospectus Supplement.

Any Prospectus Supplement relating to any Units the Corporation offers will describe the terms of the Units and include specific terms relating to their offering. All such terms will comply with the requirements of the TSXV relating to Units. This description will include, where applicable:

•	the designation and aggregate number of Units being offered;

•	the price at which the Units will be offered;

•	the designation and terms of the Units and the applicable Securities included in the Units;

•	the description of the terms of any agreement governing the Units;

•	any provision for the issuance, payment, settlement, transfer or exchange of the Units;

•	the date, if any, on and after which the Units may be transferable separately;

•	whether we have applied to list the Units on a securities exchange;

•	material Canadian federal tax consequences of owning the Units;

•	how, for federal income tax purposes, the purchase price paid for the Units is to be allocated among the component Securities; and

•	any other material terms or conditions of the Units.

The foregoing summary of certain of the principal provisions of the Securities is a summary of anticipated terms and conditions only and is qualified in its entirety by the description in the applicable Prospectus Supplement under which any Securities are being offered.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will include a general summary of certain Canadian federal income tax consequences which may be applicable to a purchaser of Securities hereunder. Investors should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

PRIOR SALES

Information in respect of Common Shares that we issued within the previous 12-month period, and in respect of securities that are convertible or exchangeable into Common shares, will be provided as required in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

TRADING PRICE AND VOLUME

The Common Shares are listed and posted for trading on the TSXV under the symbol “FCC”. Information in respect of trading price and volume of the Common Shares during the previous 12-month period will be provided as required in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

LEGAL MATTERS

Certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Corporation by Cassels Brock & Blackwell LLP, with respect to Canadian legal matters. As of the date hereof, partners and associates of Cassels Brock & Blackwell LLP as a group, own, directly or indirectly, in the aggregate, less than 1% or no securities of the Corporation.

INTEREST OF EXPERTS

Information relating to the Iron Creek Project in this Prospectus and the documents incorporated by reference herein and therein has been derived from reports, statements, or opinions prepared or certified by Steven J. Ristorcelli, C.P.G., P.G, and Joseph Schlitt, MMSA QP, and this information has been included in reliance on such persons’ expertise. Steven J. Ristorcelli, C.P.G., P.G, and Joseph Schlitt, MMSA QP are each a qualified person as such term is defined in NI 43-101.

None of the foregoing persons, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the Corporation’s property or the property of any of the Corporation’s associates or affiliates. The foregoing persons held an interest in either less than 1% or none of the Corporation’s securities or the securities of any associate or affiliate of the Corporation when they prepared the Iron Creek Technical Report and after the preparation of such reports and estimates, and they did not receive any direct or indirect interest in any of the Corporation’s securities or the securities of any associate or affiliate of the Corporation in connection with the preparation of the Iron Creek Technical Report. Neither the aforementioned persons nor any director, officer, employee or partner, as applicable, of the aforementioned companies or partnerships is currently expected to be elected, appointed or employed as a director, officer or employee of us or of any associate or affiliate of the Corporation.

All scientific and technical information in this Prospectus has been reviewed and approved by Dr. Frank Santaguida, P.Geo., Vice President, Exploration at First Cobalt, who is a qualified person under NI 43-101. As of the date hereof, Mr. Santaguida holds 141,760 Common Shares, 1,600,000 stock options, 100,000 restricted share units and 36,000 warrants.

AUDITORS

MNP LLP, Chartered Professional Accountants, are the independent auditors of the Corporation and are independent of the Corporation within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed or furnished with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents listed under the heading "Documents Incorporated by Reference"; (ii) powers of attorney from our directors and officers, as applicable; (iii) the consent of KPMG LLP; (iv) the consents of each expert or "qualified person" (for the purposes of NI 43-101) referred to in this Prospectus under the heading "Interests of Experts"; and (v) the consent of Cassels Brock & Blackwell LLP.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under the Canada Business Corporations Act (the “CBCA”), we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. The CBCA also provides that we may advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the CBCA unless the individual:

•      acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

•      in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our by-laws require us to indemnify to the fullest extent permitted by the CBCA each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity.

Our by-laws authorize us to purchase and maintain insurance for the benefit of each of our current or former directors or officers and each person who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity provided the individual acted in that capacity at our request.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.

Item 2.	Consent to Service of Process

Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the SEC a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the SEC by amendment to the Form F-X referencing the file number of this Registration Statement.

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Exhibits

The following exhibits have been filed as part of the Registration Statement:

Exhibit No.	Description
4.1	The Annual Information Form of the Registrant, dated April 8, 2022, for the year ended December 31, 2021 (incorporated by reference to Exhibit 99.4 to the Registrant’s Registration Statement on Form 40-F (File No. 001-41356) filed with the Commission on April 14, 2022)
4.2	The audited consolidated financial statements of the Registrant for the year ended December 31, 2021, and the related notes thereto, together with the independent auditor’s report thereon (incorporated by reference to Exhibit 99.5 to the Registrant’s Registration Statement on Form 40-F (File No. 001-41356) filed with the Commission on April 14, 2022)
4.3	The management’s discussion and analysis for the year ended December 31, 2021 (incorporated by reference to Exhibit 99.6 to the Registrant’s Registration Statement on Form 40-F (File No. 001-41356) filed with the Commission on April 14, 2022)
4.4	The management information circular of the Registrant, dated October 22, 2021, with respect to the Annual Meeting to be held on December 2, 2021 (incorporated by reference to Exhibit 99.13 to the Registrant’s Registration Statement on Form 40-F (File No. 001-41356) filed with the Commission on April 14, 2022)
4.10	The material change report, dated April 14, 2022 (incorporated by reference to Exhibit 99.22 to the Registrant’s Registration Statement on Form 40-F (File No. 001-41356) filed with the Commission on April 14, 2022)
5.1	Consent of KPMG LLP
5.2	Consent of Daniel Pace
5.3	Consent of W. Joseph Schlitt
5.4	Consent of Steven J. Ristorcelli
5.8	Consent of Cassels Brock & Blackwell LLP
6.1	Powers of Attorney (included in Part III of this Registration Statement)
107	Filing Fee Table

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on May 16, 2022.

ELECTRA BATTERY MATERIALS CORPORATION

By:	/s/ Trent Mell
Name:	Trent Mell
Title:	Chief Executive Officer, President and Director

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Trent Mell and Michael Insulan, and each of them, with full power to act without the other, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post effective amendments, and supplements to this Registration Statement on Form F-10, and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Trent Mell	Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2022
Trent Mell

/s/ Michael Insulan	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	May 16, 2022
Michael Insulan

/s/ John Pollesel	Director and Chairman of the Board of Directors	May 16, 2022
John Pollesel

/s/ Garett Macdonald	Director	May 16, 2022
Garett Macdonald

/s/ C.L. “Butch” Otter	Director	May 16, 2022
C.L. “Butch” Otter

/s/ Susan Uthayakumar	Director	May 16, 2022
Susan Uthayakumar

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, this Registration Statement on Form F-10 has been signed by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on May 16, 2022.

CT CORPORATION SYSTEM (Authorized Representative in the United States)

By:	/s/ Kathryn A. Widdoes
Name:	Kathryn A. Widdoes
Title:	Assistant Secretary

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